Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-144866) and related Prospectus of Velocity Express Corporation for the registration of 6,736,831 shares of its common stock and to the incorporation by reference therein of our report dated October 17, 2005, with respect to the consolidated financial statements and schedule of Velocity Express Corporation at July 2, 2005, and for each of the two years in the period ended July 2, 2005 included in its Annual Report (Form 10-K) for the fiscal year ended July 1, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut
August 2, 2007